Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-4 No. 333-128454, Form S-8 Nos. 333-158357, 333-33828, 333-102017, 333-140180, 333-111881and 333-166773, Form S-3 Nos. 333-59761, 333-77137, 333-65618, 333-57806, 333-73808, 333-132187, 333-106940, and 333-168558), and Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 on Form S-8 No. 333-33830 and Form S-8 No. 333-38915), of The Hain Celestial Group, Inc. and Subsidiaries and in the related Prospectus of our report dated August 30, 2010, with respect to the consolidated financial statements and schedule of The Hain Celestial Group, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of The Hain Celestial Group, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended June 30, 2010.

/s/ Ernst & Young LLP

Jericho, New York

August 30, 2010